EXHIBIT 21.1

SUBSIDIARIES OF HELIUS MEDICAL TECHNOLOGIES, INC

ENTITY NAME	JURISDICTION

Neurohabilitation Corporation	Delaware
Helius Medical Technologies (Canada), Inc.	Canada